EXHIBIT 5.1

MARCUS A. LUNA, ESQ.
(California Bar #194366)
1000 N. Green Valley Pkwy.
PMB # 300-137
Henderson, NV 89074
(702) 379-2050 Telephone
(702) 446-5513 Facsimile
e-mail: mlunaesq@yahoo.com

August 5, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Actionview International, Inc.
Registration Statement on Form SB-2/A dated August 5, 2005
SEC File No.

Ladies and Gentlemen:

I have acted as a counsel to ActionView International, Inc., a Nevada corporation ("Company"), in connection with its registration statement on Form SB-2 and the amendment thereto ("Amended Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the registration and sale of 6,802,300 shares of common stock ("Shares"), $0.001 par value per Share, by certain selling shareholders of the Company. I am furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Amended Registration Statement.

I am familiar with the Registration Statement and subsequent Amendment thereto, and I have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. I have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as I have deemed necessary or appropriate for the purpose of this opinion. I have relied upon these documents together with the audited financial statements of the Corporation in expressing my opinion below.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold under the Amended Registration Statement, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

          (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

          (b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

          (c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada laws. I express no opinion as to the laws of any other jurisdiction.

Very truly yours,

/s/ MARCUS A. LUNA, ESQ.